Exhibit 99.1

FOR IMMEDIATE RELEASE

RadNet Announces the Closing of Amended and Restated $602.5 Million First Lien Credit Facilities

LOS ANGELES, California, July 1, 2016 – RadNet, Inc. (NASDAQ: RDNT), a national leader in providing high-quality, fixed-site outpatient diagnostic imaging services through a network of 309 owned and/or operated outpatient imaging centers, today announced the successful closing of the previously announced refinancing of its senior secured first lien term loan facility and senior secured revolving credit facility. The refinancing provides for $485,000,000 senior secured first lien term loans and a $117,500,000 senior secured revolving credit facility. The first lien term loans have a maturity date of July 1, 2023 and the revolving credit facility has a maturity date of July 1, 2021, provided that both maturity dates shall be shortened to September 25, 2020 in the event that the second lien term loans under RadNet’s second lien credit facility have not been repaid, refinanced or extended prior to September 25, 2020.

The first lien term loans and the revolving credit facility are both floating rate facilities, and RadNet may request that the interest rate thereon be based upon LIBOR (subject to a 1% LIBOR floor for the term loans) plus an applicable margin of 3.75% per annum.

Except for the size, term, pricing and certain representations and covenants, the amended and restated credit agreement evidencing the first lien term loans and the revolving credit facility is substantially similar to RadNet’s existing senior secured credit agreement.

The proceeds of the amended and restated credit facilities are being used to refinance RadNet’s existing senior secured first lien credit obligations, to repay $12 million of the outstanding term loans under RadNet’s existing second lien credit facility, to pay fees and expenses related to the transaction and to provide approximately $10 million for general corporate purposes.

“We are very pleased to have been able to refinance our senior secured first lien credit facilities at this time,” said Dr. Howard Berger, President and Chief Executive Officer of RadNet. “By completing this transaction, we were able to successfully extend the maturities of the senior portion of our capital structure and improve our financial flexibility. We would like to thank our group of supportive lenders.”

The borrower under the amended and restated credit facility is RadNet’s subsidiary, RadNet Management, Inc. The obligations of the borrower under the amended and restated credit facility are guaranteed by RadNet, all of the borrower’s current and future wholly-owned domestic subsidiaries and certain of its affiliates. With certain exceptions, the obligations are secured by substantially all of the assets of the borrower, RadNet and such subsidiaries and affiliates.

Barclays Bank PLC, Capital One, National Association, Suntrust Robinson Humphrey, Inc., Credit Suisse Securities (USA) LLC and RBC Capital Markets acted as joint bookrunners and joint lead arrangers in the transaction.

Forward Looking Statements.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements related to the anticipated use of proceeds from the new credit facilities and statements regarding the Company’s future interest rate expense and financial flexibility. Forward looking statements are based on management’s current expectations as of the date of this press release and are subject to known and unknown risks, uncertainties and other factors that may cause the Company’s actual results to differ materially from the statements contained herein. For additional information concerning risks, uncertainties and other factors that may cause actual results to differ from those anticipated in the forward-looking statements, and risks to the Company’s business in general, please refer to its SEC filings, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as amended. RadNet undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

1

About RadNet, Inc.

RadNet, Inc. is the leading national provider of free-standing, fixed-site diagnostic imaging services in the United States based on the number of locations and annual imaging revenue. RadNet has a network of 309 owned and/or operated outpatient imaging centers. RadNet's core markets include California, Maryland, Delaware, New Jersey, New York and Rhode Island. In addition, RadNet provides radiology information technology solutions, teleradiology professional services and other related products and services to customers in the diagnostic imaging industry. Together with affiliated radiologists, and inclusive of full-time and per diem employees and technicians, RadNet has a total of approximately 7,300 employees. For more information, visit http://www.radnet.com.

Contact:

RadNet, Inc.

Mark Stolper
Executive Vice President and

Chief Financial Officer
310-445-2800

# # #

2